Exhibit 99.1

Calavo Growers Declares Quarterly Dividend

SANTA PAULA, Calif., April 13, 2026 — Calavo Growers, Inc. (Nasdaq-GS: CVGW) (the “Company” or “Calavo”) a global leader in sourcing, packing and distribution of fresh avocados, tomatoes, papayas and processing of guacamole and other avocado products, previously announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share on the Company’s outstanding common stock.

On April 13, 2026, the Board of Directors amended the record date for the previously declared dividend from April 1, 2026 to April 24, 2026. Except for the change in the record date, the dividend remains unchanged in all respects, including the amount of $0.20 per share and the payment date of April 29, 2026. The Company made this change in connection with Nasdaq notice requirements applicable to dividend actions.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The Company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Investor Contact

Alex Villalta
Senior Vice President
Financial Profiles, Inc.

avillalta@finprofiles.com

310-622-8227